AMENDMENT NO. 5 TO
                  CREDIT AGREEMENT BETWEEN THE
            INTERPUBLIC GROUP OF COMPANIES, INC. AND
                       TRUST COMPANY BANK


     AMENDMENT No. 5 (this "Amendment"), dated as of August 15,
1994 between The Interpublic Group of Companies, Inc. (the
"Borrower") and Trust Company Bank (the "Bank").

                       W I T N E S S E T H

     WHEREAS, pursuant to the terms of that certain Credit Agreement dated as of March 14, 1991 between the Borrower and the Bank, as amended by Amendment No. 1 dated as of December 21, 1992, Amendment No. 2 dated as of March 15, 1993, Amendment No. 3 dated as of April 30, 1993 and Amendment No. 4 dated as of October 5, 1993 between the Borrower and the Bank (collectively, the "Agreement"), the Bank extended a $25,000,000.00 loan (the "Loan") to the Borrower;

     WHEREAS, the Borrower has requested that the Credit
Agreement be amended so that the financial covenants are calculated in a different manner and Events of Default are modified as set forth herein,

     WHEREAS, the Bank is willing to consent to such amendments, subject to the terms and conditions hereof.

     NOW, THEREFORE, for value received, the parties hereto agree as follows:

     1. The definition of "Cash flow" set forth in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

       "Cash flow" means the sum of net income (plus any amount by which net income has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid), depreciation expenses, amortization costs and changes in deferred taxes.

     2.   The definition of "Consolidated Net Worth" set forth in
Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:
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         "Consolidated Net Worth" means at any date the
     consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries as such appear on the financial statements of the Borrower determined in accordance with generally accepted accounting principles (plus any amount by which retained earnings has been reduced by reason of the recognition of post-retirement and post-employment benefit costs prior to the period in which such benefits are paid and without taking into account the effect of cumulative currency translation adjustments).

     3. The Section 6.1(b) of the Agreement is hereby amended to read in its entirety as follows:

          (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter with comparative information as of the previous fiscal year-end and the related consolidated statements of income and retained earnings and statement of cash flows of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency (except to the extent of any change described therein and permitted by generally accepted accounting principles) by the chief financial officer or the chief accounting officer of the Borrower;

     4. Section 7 (e) of the Agreement is hereby amended by deleting the figure "$5,000,000" on the third line therein and substituting for such figure the figure "$10,000,000".

     5. Except as specifically amended above, the Agreement shall remain in full force and effect.

     6. This Amendment shall be governed by, and construed in accordance with the law of the State of New York.

     7. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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     IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto and is intended to be and hereby delivered on the date first above written.


                                   THE INTERPUBLIC GROUP OF
                                   COMPANIES, INC.

                                   By: ALAN M. FORSTER
                                       ALAN M. FORSTER
                                       Vice President & Treasurer


                                   TRUST COMPANY BANK


                                   By: ALLISON LEWIS VELLA
                                       ALLISON LEWIS VELLA
                                       Assistant Vice President


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